UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 13, 2014

Burlington Stores, Inc. (Exact Name of Registrant As Specified In Charter)
Delaware (State or Other Jurisdiction of Incorporation)	001-36107 (Commission File Number)	80-0895227 (IRS Employer Identification No.)
1830 Route 130 North Burlington, New Jersey 08016 (Address of Principal Executive Offices, including Zip Code)
(609) 387-7800 (Registrant's telephone number, including area code)
Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2014, Burlington Stores, Inc. (the "Company") entered into an Amended and Restated Stockholders Agreement (the "Amended Agreement") with (i) Bain Capital Fund IX, L.P., Bain Capital Integral Investors, LLC, BCIP TCV, LLC, and BCIP Associates - G (the "Investors"); and (ii) the managers party thereto (collectively with the Investors, the "Stockholders"). The Amended Agreement provides that all managers, other than such managers who are Senior Vice Presidents or above and such other persons designated from time to time by the Company's board of directors as "senior managers" , may sell shares of Company stock subject to the Stockholders Agreement to the public, in accordance with applicable securities laws and the Company's insider trading policy, as follows: up to 25% from and after adoption of Amended Agreement (the "Effective Date"), up to 50% from and after six months from the Effective Date, up to 75% from and after nine months from the Effective Date, and without quantity restriction from and after the one year anniversary of the Effective Date. Prior to the effectiveness of the Amended Agreement, managers were prohibited from selling shares of Company stock subject to the Stockholders Agreement other than in proportion to sales by the Investors of their Company stock until the expiration of the Stockholders Agreement which will occur on the earlier of October 7, 2018 or the time the Investors have sold two-thirds (2/3) of their original holdings of Company stock. Senior managers remain subject to this restriction on sale under the Amended Agreement. In the event that the Investors sell a percentage of their shares that is higher than the percentage allowed by the provision described above, all managers will be able to sell up to the percentage then sold by the Investors.

The Amended Agreement provides that non-senior managers will (i) be released from the Amended Agreement from and after the first anniversary of the Effective Date, and (ii) not have piggyback registration rights on future registered offerings of Company stock by the Investors. Senior managers retain piggyback registration rights.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURLINGTON STORES, INC.

/s/ Robert L. LaPenta, Jr.
Robert L. LaPenta, Jr. Vice President and Treasurer

Date: March 19, 2014